Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated June 28, 2010 relating to the consolidated financial statements of InvenSense, Inc. (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the adoption of Financial Accounting Standard Board’s Accounting Standards Codification Topic 815-40) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

June 28, 2010